SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934
                                               (Amendment No. ____)

Filed by the Registrant                              [ X ]

Filed by a Party other than the Registrant           [  ]

Check the appropriate box:

[X]      Preliminary Proxy Statement
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
[ ]      Definitive Proxy Statement
[ ]      Definitive Additional Materials
[ ]      Soliciting Material Pursuant to Section 240.14a-11(c) or
         Section 240.14a-12

       Super 8 Economy Lodging IV, Ltd., a California limited partnership
                (Name of Registrant as Specified In Its Charter)


                                      N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[ ]      No fee required.

[ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

         1) Title of each class of securities to which transaction applies:

                  -------------------------------------------------------

         2) Aggregate number of securities to which transaction applies:

                  -------------------------------------------------------

         3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

                  -------------------------------------------------------

         4)       Proposed maximum aggregate value of transaction:

                  -------------------------------------------------------

         5)       Total fee paid:

                  -------------------------------------------------------

[X]      Fee paid previously with preliminary materials.

[X] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

         1)       Amount Previously Paid:

                  $1,520

         2)       Form, Schedule or Registration Statement No.:

                  Schedule 14A

         3)       Filing Party:

                  Registrant

         4)       Dated Filed:

                  May 15, 1998

                                                      REVISED PRELIMINARY COPY



                              INFORMATION STATEMENT


                       PROPOSED ACTION BY WRITTEN CONSENT
                               OF LIMITED PARTNERS
                                       OF
                        SUPER 8 ECONOMY LODGING IV, LTD.,
                        A CALIFORNIA LIMITED PARTNERSHIP


                                 July ____, 1998


                            SOLICITATION OF CONSENTS

         The limited partners (the "Limited Partners") of SUPER 8 ECONOMY LODGING IV, LTD., a California limited partnership (the "Partnership"), are being asked to consider and approve by written consent the proposed sale of all of the Partnership's interests in real property and related personal property (the "Property"), for a purchase price of $7,600,000, which proposal is described hereinafter. If the proposal is approved and the proposed sale is consummated, among other things, all of the Partnership's assets will be liquidated and the Partnership will be dissolved. (See "Effects of Approval of the Proposal" below.)


         THE ENCLOSED FORM OF ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS (THE "CONSENT") IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND GROTEWOHL MANAGEMENT SERVICES, INC., THE MANAGING GENERAL PARTNER OF THE PARTNERSHIP (THE "MANAGING GENERAL PARTNER"). This Information Statement and the enclosed Consent were first sent to the Limited Partners on or about July __, 1998.

         Units of limited partnership interest in the Partnership (the "Units") represented by Consents duly executed and returned to the Partnership on or before August __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners) will be voted or not voted in accordance with the instructions contained therein. If no instructions for the proposal are given on an executed and returned Consent, Units so represented will be voted in favor of the proposal. The Managing General Partner will take no action with respect to the proposal addressed herein except as specified in the duly executed and returned Consents.


         The cost of this solicitation of Consents is being borne by the Partnership. Such solicitation is being made by mail and, in addition, may be made by officers and employees of the Partnership and the Managing General Partner, either in person or by telephone or telegram.



THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.



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



                                 SPECIAL FACTORS


         The Partnership was formed in 1982 and its motel property located in Pleasanton, California opened for business during 1982.

         This Information Statement has been prepared to ask the Limited Partners to approve the sale of the Property for cash in the amount of the appraised fair market value of $7,600,000.


         It has always been the intention of the Partnership to liquidate the Property when it became apparent that the best interests of the Limited Partners would be served by doing so. The Managing General Partner has received inquiries over the years as to when the Property was to be sold and the Partnership liquidated. Its response, until recently, has been that because of overbuilt and depressed motel market conditions, that the time was not right for a sale of the Property. Conditions have changed, and the Managing General Partner believes that the Property should be sold now and the Partnership liquidated.

         During September and October 1997, Everest Properties II, LLC, a member of an affiliated group of entities which is the largest investor in the Partnership (the "Everest Group"), made an offer to purchase the Property and the motel properties of four other California limited partnerships as to which the Managing General Partner serves as general partner (the "GMS Partnerships"). The purchase price set forth in the October offer was $6,193,494, a price far below $7,600,000, the recent appraised value and the price offered in the current proposal. The Managing General Partner rejected the prior offer. Conflicts between the Everest Group and the Partnership resulted in lawsuits. Inasmuch as the Managing General Partner agreed with the Everest Group in principle that the Property should be sold, a settlement was reached whereby, among other things, the Managing General Partner agreed to take steps to sell the Property, and the lawsuits were dismissed.

         As discussed more fully below under "Appraisal of the Property/Fairness Opinion," the Property has been appraised by PKF Consulting, a highly-respected national hospitality industry specialist. Its conclusion is that the aggregate fair market value of the Property is $7,600,000, which is the proposed purchase price of the Property. The purchase price is to be paid in cash, and the net proceeds  thereof  will  be  distributed  in  accordance  with  the  Partnership
Agreement upon the close of the sales transaction and the concomitant dissolution of the Partnership. Termination of the Partnership will occur as soon as the winding up process can be completed.


         The Partnership and the Managing General Partner believe that the proposed transaction is fair to the Limited Partners and are recommending the approval of the transaction by the Limited Partners for the following reasons:


      The Managing General Partner believes that the sale value of the Property is now at the crest of a seller's market which may not last much longer. Although there can be no assurance that the Property's value will not increase over time, the Managing General Partner believes that within the next five years only modest increases in the Property's value can be expected to occur. This belief is substantiated by the appraisal. The
     Managing General Partner believes that now is the time to sell the Property.


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


      Although the motel is in good condition, it is 16 years old and has never been refurbished. If the Property is to be retained, it would be necessary for the Partnership to spend large sums for its refurbishment and modernization. The General Partner believes that the funds for such expenditures would not be available from cash flow, if at all, without reducing future distributions.

      The Partnership's intention has always been to sell the Property when the market conditions warranted sale. It was never an investment objective of the Partnership to hold the Property permanently.

      The Managing General Partner understands that the circumstances of many of the Limited Partners have changed over the life of the Partnership and believes that the Limited Partners should be presented with an opportunity to liquidate their investments. In this regard, the Managing General Partner believes it is important to understand that no true market exists for the sale of Units. Heretofore, to dispose of their Units, Limited Partners have had to arrange private sales, or accept tender offers, at prices well below the correlative value of the underlying assets.



      The Property is proposed to be sold to the Buyer for $7,600,000, approximately $1,406,000 more than was offered for the Properties in October 1997 by the Everest Group. The sales price is equal to the appraised value of the Property as determined by PKF Consulting, an independent real estate advisory firm specializing in the valuation of lodging properties. The proposed sale will be for all cash. PKF Consulting has rendered to the Partnership a fairness opinion, stating its opinion that the sales price is fair to the Partnership. The contract of sale between the Partnership and the Buyer provides for a closing of the sale within 30 days after approval of the sale by the Limited Partners. For these reasons, and because of the length of time that widespread marketing of the Property might take, the Managing General Partner has not actively marketed the Property for sale. There can, therefore, be no assurance that the proposed sale of the Property to the Buyer is at the highest price attainable for the Property.

      As of May 31, 1998, the Limited Partners had already received, over the life of the Partnership, the sum of $631.04 per Unit in the form of quarterly distributions. Upon the sale of the Property pursuant to the proposed transaction, the Limited Partners would receive an additional pretax distribution in the estimated amount of approximately $796 per Unit. For a discussion of other effects of the sale of the Property, including Federal income tax consequences, see "Effects of Approval of the Proposal" below.



                 OUTSTANDING VOTING SECURITIES AND VOTING RIGHTS

         The only outstanding class of voting securities of the Partnership is the Units. Each Unit entitles its holder to one vote on the proposal.

         All Limited Partners as of the date action is taken on the proposal (the "Record Date") are entitled to notice of and to vote on the proposal. As of April 13, 1998 there were 10,000 Units outstanding and a total of 1,849 Limited Partners entitled to vote such Units. With respect to the proposal to be voted upon, the favorable vote of Limited Partners holding in excess of 50% of the Units outstanding as of the Record Date will be required for approval.


         There are no rights of appraisal or similar rights of dissenters under California law or otherwise with regard to the proposal to be voted upon.



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


Dissenting Limited Partners are protected under California law by virtue of the fiduciary duty of the Managing General Partner to act with prudence in the business affairs of the Partnership on behalf of the Partnership and the Limited Partners.


         As of April 13, 1998 no person or group of related persons was known by the Partnership to be the beneficial owner of more than 5% of the Units, except the following group of related Unit holders:

  Everest Lodging Investors, LLC          182 Units         1.82%
  Everest Madison Investors, LLC          497 Units         4.97%
                                          ---------         -----
         Total                            679 Units         6.79%




None of Grotewohl Management Services, Inc. (the Managing General Partner), Robert J. Dana (the associate general partner), Philip B. Grotewohl, David P. Grotewohl or Mark Grotewohl, or any of their affiliates, are the beneficial owners of any Units.

         As set forth above, the Everest Group owns 679 Units (6.79% of the total). In a written agreement dated April 21, 1998, which amended the settlement agreement dated February 20, 1998 (referred to above under "Special Factors"), the Everest Group agreed to vote in favor of the proposed transaction upon satisfaction of the following conditions: (i) execution by the GMS
Partnerships of an exclusive sales agency contract in favor of the Everest Group; (ii) execution by the GMS Partnerships with an entity affiliated with Mark Grotewohl not later than April 30, 1998 of purchase agreements for the properties of the GMS Partnerships providing for sale prices equal to the respective appraised values of the properties and for full payment in cash at the time of the closing of escrow; (iii) the grant to the Everest Group of the first opportunity to arrange financing for the proposed transactions; and (iv) the diligent preparation and dissemination by the Partnership of this Information Statement. Condition (i) was satisfied on May 8, 1998 by the execution of an exclusive sales agency contract granting the Everest Group an exclusive listing for the sale of the Property and the properties owned by the other GMS Partnerships for a six-month period. For a discussion of the commissions payable pursuant to such contract, see "Purchase Agreement" below.

         No meeting will be held with regard to this solicitation of the Limited Partners. Voting may be accomplished by completing and returning to the offices of the Partnership, at 2030 J Street, Sacramento, California 95814, telephone:
(916) 442-9183, the form of Consent included herewith. Only Consents received prior to the close of business on the date (the "Action Date") which is the earlier of (i) the date on which the Partnership receives approval of the proposal by a majority-in-interest of the Limited Partners, or (ii) August __, 1998 (unless extended by the Managing General Partner pursuant to notice mailed to the Limited Partners), will be counted toward the vote on the proposal. However, Limited Partners are urged to return their Consents at the earliest practicable date.


         If a Limited Partner has delivered an executed Consent to the Partnership, the Limited Partner may revoke such Consent not later than the close of business on the date immediately prior to the Action Date. As of the Action Date, the action which is the subject of this solicitation will either be effective (if the requisite number of executed Consents have been received by


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

the Partnership) or the solicitation period will have expired without approval of the proposal. The only method for revoking a Consent once it has been delivered to the Partnership is by the delivery to the Partnership prior to the Action Date of a written instrument executed by the Limited Partner who executed the Consent which states that the Consent previously executed and delivered is thereby revoked. Other than the substance of the revocation described above, no specific form is required for such revocation. An instrument of revocation will be effective only upon its actual receipt prior to the Action Date by the Partnership or its authorized agent at the Partnership's place of business as set forth in the foregoing paragraph.

                       CONSENT UNDER PARTNERSHIP AGREEMENT


         Pursuant to Section 14.1(e) of the Partnership's Certificate and Agreement of Limited Partnership (the "Partnership Agreement"), a majority-in-interest of the Limited Partners must approve or disapprove the sale of all or substantially all of the Partnership's properties. Also, under Section
11.2 of the Partnership Agreement, the Partnership is not permitted to sell its property to "Affiliates" of the General Partners. (The Partnership Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) Although it might be contended that the Buyer (as defined herein) is an Affiliate of the Managing General Partner, in the opinion of the Managing General Partner the Buyer does not come within such definition. (See "Purchase Agreement" below.) However, recognizing the possibility that such a relationship might be deemed to exist, and because the Property constitutes substantially all of the Partnership's property (as discussed below under "The Property and the Partnership's Business"), the Managing General Partner is seeking the approval of the proposed sale of the Property to the Buyer on the terms described herein by a majority-in-interest of the Limited Partners.



         If the proposal is approved by the Limited Partners but the proposed sale of the Property described herein is not consummated because one or more of the conditions precedent to the sale (see "Purchase Agreement") is not satisfied (excluding the condition precedent that the Limited Partners approve the proposed sale), the Managing General Partner will consider the Limited Partners' approval of the proposal set forth herein to constitute approval of any purchase offer for the Property if such purchase offer is reflected in an executed purchase agreement no later than January 31, 1999, is consummated no later than June 30, 1999, is for "all cash," and is for an amount equal to or greater than $7,600,000. If the Managing General Partner should receive more than one such purchase offer, it would accept the best offer, unless the Managing General Partner had already entered into a binding contract for a less favorable offer. However, notwithstanding the preceding, if prior to entering into a binding contract the Managing General Partner should receive one or more "all cash" purchase offers and also should receive one or more purchase offers in an amount greater than that set forth in the highest "all cash" offer but entailing the receipt by the Partnership of a promissory note for part of the purchase price, the Partnership would present all such offers to the Limited Partners for approval.

         In the event the Limited Partners do not approve the proposal, the Partnership will not proceed to implement the proposed sale of the Property.

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


                   THE PROPERTY AND THE PARTNERSHIP'S BUSINESS

         The Property consists of land located in Pleasanton, California, the motel property constructed thereon by the Partnership, and the related personal property.

Narrative Description of Business

(a)      Franchise Agreements

         The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise obtained from Super 8 Management Corporation. In March 1988, Brown & Grotewohl, a California general partnership that is an Affiliate of the General Partner (the "Manager"), became sub-franchisor in the stead of Super 8 Management Corporation, another Affiliate of the General Partner. As of November 10, 1997, Super 8 Motels, Inc. had franchised a total of 1,619 motels having an aggregate of 98,000 guestrooms in operation. Super 8 Motels, Inc. is a wholly-owned subsidiary of Hospitality Franchise Systems, Inc. Neither the Partnership nor the Managing General Partner has any interest in Hospitality Franchise Systems, Inc.

         The objective of the Super 8 Motel chain is to maintain a competitive position in the motel industry by offering to the public comfortable, no-frills accommodations at a budget price. Each Super 8 Motel provides its guests with attractively decorated rooms, free color television, direct dial telephone and other basic amenities, but eliminates or modifies other items to provide substantial cost reduction without seriously affecting comfort or convenience. Some of these savings are accomplished by reductions in room size, elimination of expensive lobbies, and by substantial economies in building construction.

         By the terms of each franchise agreement with Super 8 Motels, Inc., the Partnership pays monthly franchise fees equal to 4% of its gross room revenues (half of which is paid to the sub-franchisor) and contributes an additional 1% of its gross room revenues to a fund administered by Super 8 Motels, Inc. to finance the national reservation and promotions program.

(b)  Operation of the Motel

         Brown & Grotewohl, a California general partnership which is an affiliate of the Managing General Partner (the "Manager"), manages and operates the Partnership's motel. The Manager's management responsibilities include, but are not limited to, supervision and direction of the Partnership's employees having direct responsibility for the operation of the motel, establishment of room rates and direction of the promotional activities of the Partnership's employees. In addition, the Manager directs the purchase of replacement equipment and supplies, maintenance activity and the engagement or selection of all vendors, suppliers and independent contractors. The Partnership's financial accounting activities are performed by the motel staff and a centralized accounting staff, all of which work under the direction of the Managing General Partner or the Manager. Together, these staffs perform all bookkeeping duties in connection with the motel, including all collections and all disbursements to be paid out of funds generated by motel operations or otherwise supplied by the Partnership.

         As of December 31, 1997, the Partnership employed a total of 23 persons, either full or part-time, at its motel, including six desk clerks, 13 housekeeping and laundry personnel, three maintenance personnel, and one general manager. In addition, and as of the same date, the Partnership employed 11 persons in administrative positions at its central office in Sacramento,


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California,  all of whom worked for the Partnership on a part-time  basis.  They included accounting, investor service, sales and marketing and motel supervisory personnel, secretarial personnel, and purchasing personnel.

(c)  Competition

         As discussed in greater detail below, the Partnership faces intense competition from motels of varying quality and size, including other budget motels which are part of nationwide chains and which have access to nationwide reservation systems.

Properties

         On October 4, 1982, the Partnership acquired from Hopyard Associates, a general partnership, a parcel of 2.037 acres of unimproved real property located in Pleasanton, California.

         The property is located immediately adjacent to Interstate Highway 580, on the southeast quadrant of the Hopyard Road overpass approximately one mile east of Interstate Highway 680 and approximately 40 miles east of San Francisco.

         Construction of the 102-room motel commenced on October 18, 1982 and was completed on October 4, 1983, on which date motel operations commenced

         The Partnership=s motel achieved the following average occupancy rates and average room rates during the fiscal years ended September 30, 1997, 1996 and 1995:

                                1994 - 1995        1995-1996         1996-1997

Annual Average Occupancy          75.4%              76.6%             79.9%
Annual Average Room Rate          $51.62             $56.44            $62.51


         The  following   lodging   facilities   provide   direct  and  indirect
competition to the Partnership's motel:


                                                      Approximated Distance From
                                     Number Of            Partnership's
                  Facility            Rooms                  Motel

Sheraton Hotel                         216               300       Yards
Marriott Courtyard                     145              0.75       Mile
Best Western Dublin Park               230               1.0       Mile
Wyndom Hotel                           171               1.5       Miles
Hilton Hotel                           300               2.0       Miles
Holiday Inn                            248               2.0       Miles
Springtown Inn                         127               9.0       Miles
All Star Motel                         102               9.0       Miles
Holiday Inn                            124              10.0       Miles


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

         Patrons of the Partnership's motel are primarily commercial or business travelers, and leisure business. The Pleasanton motel has no single customer the loss of which would, in the opinion of the Managing General Partner, have a material adverse effect on the motel's operations.


                                   MANAGEMENT

         The Partnership is a California limited partnership which has no executive officers or directors. The principal business address of the Partnership is 2030 J Street, Sacramento, CA 95814. The Partnership's general partners are Grotewohl Management Services, Inc., as managing general partner, and Robert J. Dana, as associate general partner.

     Grotewohl Management Services, Inc. is a California corporation owned one-half by Philip B. Grotewohl and one-half by his former wife, who is not involved in the day-to-day operations of Grotewohl Management Services, Inc., and who does not serve as a director or executive officer thereof. The directors of Grotewohl Management Services, Inc. are Philip B. Grotewohl and David P. Grotewohl, his son, and the executive officers of Grotewohl Management Services, Inc. are Philip B. Grotewohl, David P. Grotewohl, and Lee Cummings. The principal business address of Grotewohl Management Services, Inc. is 2030 J Street, Sacramento, CA 95814. During the past five years Grotewohl Management Services, Inc. and its affiliate, Brown & Grotewohl, a California general partnership one-half owned by Philip B. Grotewohl and one-half owned by the Estate of Dennis A. Brown, principally have been engaged in the business of managing various limited partnerships which own and operate lodging facilities, and in the business of managing such lodging facilities. During the past five years Philip B. Grotewohl's business activities have been conducted solely through Grotewohl Management Services, Inc. and Brown & Grotewohl. The principal business address of Philip B. Grotewohl is 2030 J Street, Sacramento, CA 95814. In addition to serving as an executive officer of Grotewohl Management Services, Inc., during the past two and one-half years David P. Grotewohl has been engaged part-time as a sole proprietor in the marketing of consumer products and services under the business name "The Biscayne Group." The principal business address of David P. Grotewohl is 2030 J Street, Sacramento, CA 95814.

         Robert J. Dana is the associate general partner of the Partnership and, as such, has no control over the management of the Partnership. During the past five years Robert J. Dana has been self-employed through D/S Telecom and Telecom Options as a seller of long-distance telephone services. The principal business address of Robert J. Dana is 6439 Timber Springs Drive, Santa Rosa, CA 95409.


                               PURCHASE AGREEMENT

         On April 30, 1998, the Partnership entered into an agreement to sell the Property to Tiburon Capital Corporation, San Francisco, California, or a nominee of Tiburon Capital Corporation (the "Buyer"), for the sum of $7,600,000, payable in cash at the close of escrow. Escrow was opened at Chicago Title Company, San Francisco, California on June 10, 1998.

         The following paragraph is based on information provided by the Buyer. The Buyer is a California corporation formed in 1992. All of its stock has been owned since its inception equally by William R. Dixon, Jr., Herbert J. Jaffe, John L. Wright and John F. Dixon. Management and control persons of the Buyer consist of its stockholders. The Buyer and its related entities, including Pacific Management Group, Inc., NCM Management Ltd. and Capital Concepts Investment Corp., are and have been involved in many business transactions, including the ownership and asset or property management of real estate assets.

(The owners, management and the control persons of such related entities are two or more of the owners of the Buyer.) In many instances, the real estate assets were or are owned by limited partnerships or limited liability companies formed and syndicated by the Buyer or its related entities for the specific purpose of owning such assets. The form of an entity owning real estate assets is typically dictated by investors and/or lenders. In like fashion, it is anticipated that a nominee of the Buyer, which would be a limited liability company, would actually purchase the Property instead of the Buyer. It is currently anticipated that the members of such limited liability company would be two other limited liability companies, one of which would be formed and syndicated by the Buyer and the other of which would be formed and wholly-owned by Mark Grotewohl. In such event, Mark Grotewohl would be entitled to up to a 50% indirect interest in the owner of the Property, and in some way is expected to share in the management and control of the owner of the Property and/or the management of the Property. Mr. Grotewohl's ultimate rights and obligations are the subject of current negotiation between him and the Buyer.


         Mark Grotewohl is the son of Philip B. Grotewohl. During the last five years, until April 30, 1998, Mark Grotewohl was employed as the marketing and sales director for the five GMS Partnerships. Since that time, Mark Grotewohl has been engaged in facilitating the proposed transaction. The home address of Mark Grotewohl is 1811 11th Avenue, Sacramento, CA 95818. It might be contended that Mark Grotewohl is, by virtue of his past relationship with the Partnership and the Managing General Partner, an Affiliate of the Partnership and the Managing General Partner as defined in its Partnership Agreement. Under Section
11.2 of the Partnership Agreement, the Partnership is not permitted to sell its real property to "Affiliates" of the General Partners. (The Partnership
Agreement defines "Affiliate" as (i) any person directly or indirectly controlling, controlled by, or under common control with another person, (ii) any person owning or controlling 10% or more of the outstanding voting securities of such other person, (iii) any officer, director or partner of such person, and (iv) if such other person is an officer, director or partner, any company for which such person acts in any such capacity.) The Managing General Partner believes that, based on the facts and circumstances, Mark Grotewohl is not an Affiliate of the Partnership or the General Partners, because Mark Grotewohl (i) does not control the Partnership or the General Partners, (ii) owns no voting securities in the Partnership or the General Partners, and (iii) is not an officer, director or partner of the General Partners or the Partnership.


         The Buyer has made a contemporaneous offer to purchase the motel properties of the four other GMS Partnerships. The offers made by the Buyer for the properties of each of the GMS Partnerships have been evaluated independently by the Managing General Partner. Other than with respect to the purchase price of each motel, the offers are on identical terms. If the limited partners of the other partnerships do not approve the sale of their respective properties to the Buyer, the Buyer has the right and option not to proceed with the proposed purchase of the Property from the Partnership, even if the Limited Partners approve this sale. In this regard, the Partnership has not solicited any offers to purchase the Property or the motel properties of the other GMS Partnerships, has not listed the Property or the motel properties of the other GMS Partnerships for sale with independent brokers, and has not otherwise actively sought competing offers for the Property or the motel properties of the other GMS Partnerships. Consequently, the offer presented by the Buyer is the only offer that the Managing General Partner has received for the Property or the motel properties of the other GMS Partnerships other than those presented by the Everest Group.

         There are a number of significant conditions to the consummation of the proposed sale of the Property; therefore, there can be no assurance as to whether, or when, such transaction will be consummated. Among these conditions are the Partnership's receipt of the approval of the Limited Partners; the Buyer's receipt (at the Partnership's expense) and approval of an ALTA Survey and preliminary title report for the Property; the absence of any damage or loss to the Property prior to the closing date in excess of $50,000; the decision by the Buyer, in its unfettered discretion, to terminate the proposed purchase prior to June 30, 1998; the Buyer's receipt prior to June 30, 1998 of a loan commitment for financing in an amount of not less than 90% of the purchase price of the Property (as of the date hereof the Buyer had not yet received such a commitment); and receipt by the Partnership of any necessary approvals of the sale by, among others, the franchisor, and the landlord. The Managing General Partner expects that such conditions will be satisfied; however, there can be no assurances in this regard. No federal or state regulatory requirements must be complied with, or approvals obtained, in connection with the transaction.


         The Buyer will deposit the sum of $39,000 into escrow on the later of the expiration of the Buyer's inspection period referred to above or the date the Partnership notifies the Buyer that the Limited Partners have approved the proposed sale of the Property. Should the Buyer default in the performance of its obligations under the purchase agreement, the Partnership will be entitled to retain said deposit as its only damages.

         The Partnership and the Buyer will share closing costs. The Managing General Partner anticipates that the Partnership's share of aggregate closing costs, including real estate brokerage commissions, will be approximately $285,000. Included therein is a real estate brokerage commission payable to Everest Financial, Inc., a member of the Everest Group, in an amount equal to 2.75% of the purchase price. Everest Financial, Inc. has agreed to reallow 1.25% of the purchase price to the Buyer's broker or, at the Buyer's option, the Buyer will be entitled to a credit against the purchase price in the amount of 1.25% of the purchase price.

                       EFFECTS OF APPROVAL OF THE PROPOSAL

General

         The consummation of the proposed sale of the Property and the concomitant dissolution of the Partnership should result in the following consequences for the Partnership, the Limited Partners and the General Partners:

(i) The Limited Partners are expected to receive the distributions of net cash proceeds from the sale of the Property as described below.

(ii) The Limited Partners and the General Partners are expected to realize the Federal income tax consequences as described below.


(iii) All of the Partnership's assets and liabilities will be liquidated, the Partnership will be dissolved and terminated, and the registration of the Units under the Securities Exchange Act of 1934 will be terminated.


         The consequences stated above are discussed in more detail in the subsections which follow. Those subsections, in part, include computations as to the cash proceeds to be received and distributed by the Partnership, and the taxable gain and allocations thereof to be made by the Partnership, in the event the proposed sale is consummated. HOWEVER, THIS INFORMATION IS PRESENTED SOLELY

FOR THE PURPOSES OF EVALUATING THE PROPOSAL. ALL AMOUNTS ARE ESTIMATES ONLY. ALL COMPUTATIONS ARE BASED ON ASSUMPTIONS (SUCH AS THE DATE OF SALE, THE EXPENSES OF THE SALE, AND THE RESULTS OF PARTNERSHIP OPERATIONS THROUGH THE DATE OF SALE) WHICH MAY OR MAY NOT PROVE TO BE ACCURATE AND SHOULD NOT BE RELIED UPON TO INDICATE THE ACTUAL RESULTS WHICH MAY BE ATTAINED.

Determination and Use of Net Proceeds

         The following is a summary of the projected amount of cash to be received by the Partnership and the projected amount of cash to be distributed to the Limited Partners, assuming the Property is sold for a gross sales price of $7,600,000. This summary has been prepared by the Managing General Partner.

         If the proposed transaction is consummated on September 30, 1998, it is estimated that the Partnership would receive the following net proceeds:

Gross sales price                                    $7,600,000

Less: Real estate commission                           (209,000)
      Estimated escrow and closing costs                (76,000)

Net proceeds of sale                                 $7,315,000
                                                     ==========


Included in closing costs set forth above are, among other items, estimated legal fees of $37,000, estimated fees in connection with the appraisal and fairness opinion of $10,000, estimated accounting fees of $16,000 and estimated fees in connection with solicitation activities of $4,000.


         The Partnership's real property taxes are payable twice yearly on April 10 and December 10, partially in arrears, in the current amount of $29,991.49 each. Accordingly, if the proposed transaction is consummated, the actual date of consummation will determine whether there is a credit to the Buyer for prorated real property taxes. Similarly, the amount indicated below as the estimate of reserves available for distribution on dissolution of the Partnership will vary depending on the actual date of consummation of the proposed transaction.

         The net proceeds of $7,315,000 estimated to be received by the Partnership from the proposed transaction, in the estimated amount of $731.50 per Unit based on a closing date of September 30, 1998, would be distributed entirely to the Limited Partners. The Partnership's cash reserves would be retained for the payment of accounts payable and other liabilities and expenses incurred to that date or expected to be incurred in connection with the operation of the Property through the date of sale and the operation and winding-up of the Partnership through its termination, and the balance, estimated to be $647,000 or $64.70 per Unit, also would be distributed entirely to the Limited Partners. Alternatively, if the proposed sale is not approved, the Partnership would continue to operate the Property for an indeterminate period pending receipt of another purchase offer which is acceptable to the Limited Partners. The Managing General Partner estimates that if the Property is not sold the Partnership will make average annual distributions to the Limited Partners of from $500,000 ($50.00 per Unit) to $1,250,000 ($125.00 per Unit) for
the foreseeable future. However, there can be no assurance that the Managing General Partner's estimate in this regard will be borne out.

Federal Income Tax Consequences

         (a) General. The following is a summary of the Federal income tax consequences expected to result from consummation of the proposed transaction based on the Internal Revenue Code of 1986, as amended (the ACode@), existing laws, judicial decisions and administrative regulations, rulings and practices. This summary is general in content and does not include considerations which might affect certain Limited Partners, such as Limited Partners which are trusts, corporations or tax-exempt entities, or Limited Partners who must pay an alternative minimum tax. Except as otherwise specifically indicated, this summary does not address any state or local tax consequences.

         Tax counsel to the Partnership, Derenthal & Dannhauser, has delivered an opinion to the Partnership which states that the following summary has been reviewed by it and, to the extent the summary involves matters of law, represents its opinion, subject to the assumptions, qualifications, limitations and uncertainties set forth therein.

         (b) Characterization of Gain. Upon the sale of property, the owner thereof measures his gain or loss by the difference between the amount of consideration received in connection with the sale and the owner's adjusted basis in the property. A gain will be recognized for Federal income tax purposes. This is so because the depreciation used for Federal income tax purposes, which decreases adjusted basis, was greater than that used for book purposes.

         The Property should constitute "Section 1231 property" (i.e., real property and depreciable assets used in a trade or business which are held for more than one year) rather than "dealer" property (i.e., property which is held primarily for sale to customers in the ordinary course of business). While it is possible that the Internal Revenue Service will argue that the Property is "dealer" property, gain upon the sale of which would be taxed entirely as ordinary income, tax counsel to the Partnership is of the opinion that it is more likely than not that such an assertion would not be sustained by a court.

         A Limited Partner's allocable share of Section 1231 gain from the sale of the Property would be combined with any other Section 1231 gains or losses incurred by him in the year of sale, and his net Section 1231 gains or losses would be taxed as long-term capital gains or constitute ordinary losses, as the case may be, except that a Limited Partner's net Section 1231 gains will be treated as ordinary income to the extent of net Section 1231 losses for the five most recent years which have not previously been offset against net Section 1231 gains.

         Long-term  gain on sale of Section  1231  property is taxed as follows:
(i) the excess of accelerated depreciation over straight-line depreciation is taxed at ordinary income rates, (ii) to the extent that any other gain would be treated as ordinary income if the property were depreciable personal property rather than depreciable real property, at a maximum rate of 25%, and (iii) the balance at a maximum rate of 20%.

         Set forth below are the Managing General Partner's estimates of the total taxable gain for Federal income tax purposes, and the allocations thereof, which will result if the proposed sale of the Property is consummated, based on an assumed closing date of September 30, 1998. These estimates do not include any amounts relating to Partnership operations prior to the sale of the Property or relating to dissolution of the Partnership. These estimates are not the subject of an opinion of counsel.

                                       Portion
                         Total         Taxed As         Portion       Portion
                         Estimated     Ordinary         Taxed At      Taxed At
                         Gain          Income           25% Rate      20% Rate
                         -------------------------------------------------------

 Limited Partners        $7,114,000     $    0        $1,978,000     $5,136,000

 General Partner             72,000          0            20,000         52,000
                             ------      -----            ------         ------

 Total                   $7,186,000     $    0        $1,998,000     $5,188,000
                          =========      =====         =========      =========

 Per Unit                   $711.40     $    0           $197.80        $513.60
                             ======      =====            ======         ======


         Because of different methods of depreciation used for California income tax purposes than for Federal income tax purposes, the Managing General Partner anticipates that consummation of the proposed transaction would produce a gain for California income tax purposes in the amount of approximately $6,511,000, of which approximately $65,000 and $6,446,000 would be allocated to the General Partners and to the Limited Partners, respectively.

Dissolution of the Partnership

         Section 18.1(e) of the Partnership Agreement provides that the Partnership shall be dissolved upon the sale of all motel properties or any interest therein and the conversion into cash of any proceeds of sale originally received in a form other than cash.

                   APPRAISAL OF THE PROPERTY/FAIRNESS OPINION

         The appraisal of the Property, dated February 20, 1998, was prepared by PKF Consulting, San Francisco, California, and indicates that the current fair market value as of January 1, 1998 was $7,600,000. PKF Consulting was selected by the Managing General Partner based on its expertise in appraising hotel and motel properties in the State of California. PKF Consulting also prepared appraisals of the motel properties of the other GMS Partnerships.

     The appraised value of the Property was determined through the use of two methodologies: the sales comparison approach and the income capitalization approach.

         No limitations were imposed by the Managing General Partner on the appraiser's investigation.

         Upon request the Partnership will furnish to a Limited Partner, without charge, a copy of the appraisal. In this regard Limited Partners are cautioned to refer to the entire appraisal report, inasmuch as the opinion of value stated therein is subject to the assumptions and limiting conditions stated therein. Furthermore, Limited Partners should be aware that appraised values are opinions and, as such, may not represent the realizable value of the Property.

         Neither the appraiser, nor any of its affiliates, has had any prior relationship with the Partnership, the Managing General Partner or any of their affiliates other than as an appraiser of the Property and the properties of the other GMS Partnerships and no future relationship other than as an appraiser is contemplated.

         The Partnership has also received an opinion from PKF Consulting to the effect that the terms of the proposed sale are fair and equitable from a financial standpoint to the Limited Partners. Upon request, the Partnership will furnish to a Limited Partner, without charge, a copy of the fairness opinion.

                              FINANCIAL INFORMATION

Selected Partnership Financial Data


         The Partnership's book values per Unit as of December 31, 1997 and March 31, 1998 were $282.77 and $251.45, respectively.


         Following are selected financial data of the Partnership for the period from October 1, 1992 to September 31, 1997.

                            Year Ended       Year Ended        Year Ended       Year Ended        Year Ended
                           September 30,    September 30,     September 30,    September 30,     September 30,
                                1997          1996                 1995              1994            1993
                           ------------     ------------      -------------     -------------      ---------

Guest room income            $1,860,287       $1,613,817        $1,510,802       $1,415,308        $1,395,176
Net income                   $  857,944       $  665,100        $  513,436       $  419,009        $  386,643

Per Partnership Unit:
  Cash distributions           $  76.25         $  59.30           $54.60            $48.65            $40.00
  Net income                   $  84.94         $  65.84           $50.83            $41.48            $38.28

                            September 30,    September 30,     September 30,    September 30,     September 30,
                                1997             1996             1995              1994            1993

Total assets               $2,951,592      $2,841,572        $2,769,469       $2,786,858        $2,864,030
Long-term debt                   ----           ----              ----              ----              ----

Management's Discussion and Analysis of Financial Condition and Results of Operations

I.       Fiscal Year Financial Statements.

(a)      Liquidity and Capital Resources

         The Managing General Partner believes that the Partnership's liquidity, defined as its ability to generate sufficient cash to satisfy its cash needs, is adequate. The Partnership's primary source of liquidity is its cash flow from operations. The Partnership had, as of September 30, 1997, current assets of $1,147,488, current liabilities of $126,020 and, therefore, an operating reserve of $1,021,468. The Managing General Partner=s reserves target is 5% of the adjusted capital contributions, or $455,000.

         The Partnership's motel property is unencumbered. Although no assurance can be had in this regard, the Managing General Partner believes that the Partnership's equity in its property provides a potential source of external liquidity (through financing) in the event the Partnership's internal liquidity is impaired.

         During fiscal year 1997, the Partnership spent $54,213 ($32,756 of which was capitalized) on the refurbishment of its motel and its furnishings. The capitalized items included $14,165 for guest room carpet and vinyl, $9,742 for game chairs and a sofa, $4,748 for five replacement air-conditioning units, $2,632 for replacement televisions and $1,470 for guest room lamps. The items not capitalized included $5,261 for bedspreads, $4,313 for parking lot resealing and $4,300 for furniture repairs.

         During fiscal year 1996, the Partnership spent $56,278 ($33,120 of which was capitalized) on the refurbishment of its motel and its furnishings. The capitalized items included $16,241 for replacement guest room carpet, $11,148 for central office computers, $3,653 for a replacement ice machine and $2,077 for furniture for the manager's apartment. Included in the $23,158 amount not capitalized were expenditures for tub repair, replacement guest room lamps, bed sets, televisions, air-conditioning units, landscaping upgrades and parking lot repairs.

         The Partnership currently has no material commitments for capital expenditures. The Property is in full operation and no further property acquisitions or extraordinary capital expenditures are planned. If the Property is not sold the Managing General Partner is aware of no material trends or changes with respect to the mix or relative cost of the Partnership's capital resources. If the Property is retained adequate working capital is expected to be generated by motel operations.

(b)      Results of Operations

(i)      Overall Financial Results

         The Partnership achieved a 29.0% increase in net income for fiscal year 1997 as compared to fiscal year 1996. This result was achieved by an increase in total income of $254,370 (15.1%) while limiting the increase in total expenses to $61,526 (6.0%). The revenue increase was due primarily to increased guest room occupancy to an annual average of 79.9% from 76.6% and by an increase in the average room rate to $62.51 from $56.44.

         The Partnership achieved a 29.5% increase in net income for fiscal year 1996 as compared to fiscal year 1995. This result was achieved by increasing total income by $175,936 (11.6%) while limiting the increase in total expenses to $24,272 (2.4%). The revenue increase was due primarily to increased guest room revenue which was the result of both improved occupancy and average room rates.

(ii)     Pleasanton, California Motel

         The following is a comparison of operating results at the Partnership's Pleasanton motel for the fiscal years 1995, 1996 and 1997:



                                     Average               Average Room
     Fiscal Year Ended            Occupancy Rate               Rate

     September 30, 1995                 75.4%                 $51.62
     September 30, 1996                 76.6%                 $56.44
     September 30, 1997                 79.9%                 $62.51


                              Total           Total            Partnership Cash
     Fiscal Year Ended       Revenues      Expenditures              Flow
                                                                      (1)

     September 30, 1995     $1,510,802     $947,078                 $563,724
     September 30, 1996     $1,686,738     $928,896                 $757,842
     September 30, 1997     $1,941,108     $1,003,191               $937,917


(1) While Partnership Cash Flow as it is used here is not an amount found in the financial statements, it is the best indicator of the annual change in the amount available, if any, for distribution to the Limited Partners. This calculation is reconciled to the financial statements in the following table.

        A reconciliation of Partnership Cash Flow (included in the chart above) to Net Income as shown on the Statements of Operations (in the audited financial statements) is as follows:


                                         1995            1996        1997

Partnership Cash Flow                 $563,724         $757,842    $937,917
Net Additions to Fixed Assets           59,067           21,971      32,756
Depreciation and Amortization         (109,175)        (114,714)   (113,229)
Other Items                               (180)               -         500

Net Income
                                      $513,436         $665,099    $857,944

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel achieved a significant improvement in both its average room rate and its average occupancy rate. The motel experienced decreased patronage from the discount and corporate market segments which was offset by increased occupied rooms from the leisure market segment.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's motel achieved a significant improvement in its average room rate and a slight increase in its average occupancy rate. The motel replaced approximately 50% of its low-rate discount business with guests in the leisure and corporate market segments.

         During fiscal year 1997 as compared to fiscal year 1996, the Partnership's motel experienced a $74,295 (8.0%) increase in total expenditures due to rising occupancy rates. The motel experienced increases of $9,963 in front desk wages and salaries, and $8,078 in resident manager's salary due primarily to cost inflation and competition for employees in the area. The motel experienced $12,254 in increased management fees and $9,859 in increased franchise fees due to the increased room revenue. The Partnership spent $7,250 for appraisal services during the fiscal year.

         During fiscal year 1996 as compared to fiscal year 1995, the Partnership's motel achieved a decrease of $18,182 (1.9%) in expenditures notwithstanding increased occupancy. The motel achieved reduced expenditures of $42,087 in renovations and replacements and $5,250 in maintenance wages and salaries. The reductions were substantially offset by increases of $15,149 in front desk wages and salaries, and in proportionate increases in franchise and management fees.

II.      Interim Financial Statements

(a)      Liquidity and Capital Resources

         As of March 31, 1998, the Partnership=s current assets of $977,489 exceeded its current liabilities of $220,879, providing an operating reserve of $756,610. The Managing General Partner's reserves target is 5% of the adjusted capital contributions, or $455,000.

         The Partnership expended $13,772 on renovations and replacements during the six months ended March 31, 1998, of which $9,122 was capitalized.

(b)      Results of Operations

         Total Partnership income increased $682 or 0.08% for the first two quarters of fiscal year 1998 as compared to the first two quarters of fiscal year 1997. Guest room revenue increased $5,503 or 0.7% due to an increase in the average room rate from $53.83 to $65.77. Such increase was partially offset by a decrease in the average occupancy rate from 71.1% to 69.5%.

         Total Partnership expenses increased $170,251 or 32.4% primarily due to increases in the minimum wage, increases in franchise fees and management fees, and increases in legal, appraisal and other costs associated with the proposed sale of the Property and the liquidation of the Partnership.

Other Financial Information

         Items 304 and 305 of Regulation S-K promulgated by the Securities and Exchange Commission are not applicable to the Partnership. Moreover, the Managing General Partner is unaware of any "Year 2000" problems which could impact the Partnership's operations.

                              FINANCIAL STATEMENTS

                                       for

                              INFORMATION STATEMENT

                                       of

                        SUPER 8 ECONOMY LODGING IV, LTD.


                                  July __, 1998

                          INDEX TO FINANCIAL STATEMENTS


SUPER 8 ECONOMY LODGING IV, LTD.                                           Page
                                                                           ----

INDEPENDENT AUDITORS' REPORT .............................................  F-1

FINANCIAL STATEMENTS:
Balance Sheets, September 30, 1997 and 1996...............................  F-2
Statements of Operations for the Years Ended
     September 30, 1997, 1996 and 1995....................................  F-3
Statements of Partners' Equity for the Years
     Ended September 30, 1997, 1996 and 1995..............................  F-4
Statements of Cash Flows for the Years Ended
     September 30, 1997, 1996 and 1995....................................  F-5
Notes to Financial Statements.............................................  F-7


Balance Sheets, March 31, 1998 and December 31, 1997 (Unaudited)..........  F-11
Statements of Operations for the Three Months and Six
   Months Ended March 31, 1998 and 1997 (Unaudited).......................  F-12
Statements of Partners' Equity for the Six Months
   Ended March 31, 1998 and 1997 (Unaudited)..............................  F-13
Statements of Cash Flows for the Six Months
   Ended March 31, 1998...................................................  F-14
Notes to Financial Statements.............................................  F-15

                     REPORT OF CERTIFIED PUBLIC ACCOUNTANTS





To the Partners
Super 8 Economy Lodging IV, Ltd.

We have audited the accompanying balance sheets of Super 8 Economy Lodging IV, Ltd., a California limited partnership, as of September 30, 1997 and 1996 and the related statements of operations, partners' equity and cash flows for each of the three years in the period ended September 30, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Super 8 Economy Lodging IV, Ltd. as of September 30, 1997 and 1996 and the results of its operations and its cash flows for each of the three years in the period ended September 30, 1997, in conformity with generally accepted accounting principles.

VOCKER KRISTOFFERSON AND CO.

December 4, 1997
San Mateo, California




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                                 BALANCE SHEETS
                           September 30, 1997 and 1996


                                     ASSETS


                                                              1997                     1996
                                                         -------------            ---------
Current Assets:
    Cash and temporary investments (Notes 1 and 3)       $  1,079,735              $  938,477
    Accounts receivable                                        54,290                  21,563
    Prepaid expenses                                           13,463                  12,789
                                                         ------------             -----------
       Total Current Assets                                 1,147,488                 972,829
                                                         ------------             -----------


Property and Equipment (Notes 2 and 6):
    Land                                                      799,311                 799,311
    Buildings                                               2,246,419               2,246,419
    Furniture and equipment                                   519,267                 530,321
                                                          -----------             -----------
                                                            3,564,997               3,576,051
    Accumulated depreciation                               (1,824,868)             (1,755,449)
                                                            ----------              ----------
       Property and Equipment, Net                          1,740,129               1,820,602
                                                           ----------              ----------


Other Assets (Note 2):
    Deposit of federal income taxes                            63,975                  48,141
                                                          -----------             -----------

                Total Assets                               $2,951,592              $2,841,572
                                                           ==========              ==========



                        LIABILITIES AND PARTNERS' EQUITY

Current Liabilities:
    Accounts payable and accrued liabilities               $  117,779              $  106,979
    Due to related parties (Note 4)                             8,241                   4,465
                                                           ----------            ------------
       Total Liabilities                                      126,020                 111,444
                                                            ---------             -----------


Partners' Equity:
    General Partners                                           (2,128)                (10,707)
    Limited Partners                                        2,827,700               2,740,835
                                                           ----------              ----------
       Total Partners' Equity                               2,825,572               2,730,128
                                                           ----------              ----------

           Total Liabilities and Partners' Equity          $2,951,592              $2,841,572
                                                           ==========              ==========



                                       F-2
    The accompanying notes are an integral part of these financial statements



                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF OPERATIONS


                                                                                 Years Ended September 30:
                                                                    1997                  1996                 1995
                                                                 ----------            ----------           -------


Income:
   Motel room                                                    $1,860,287            $1,613,817           $1,448,486
   Telephone and vending                                             42,012                41,244               36,519
   Interest                                                          36,351                28,879               22,379
   Other                                                              2,458                 2,798                3,418
                                                               ------------          ------------          -----------
        Total Income                                              1,941,108             1,686,738            1,510,802
                                                                -----------            ----------           ----------


Expenses:
   Motel operations (exclusive of depreciation
        shown separately below) (Notes 4 and 5)                     830,267               789,729              777,015
   General and administrative (exclusive of
        depreciation shown separately below (Note 4)                 44,522                34,302               36,760
   Depreciation and amortization (Note 2)                           113,229               114,714              109,175
   Property management fees (Note 4)                                 95,146                82,893               74,416
                                                                -----------           -----------          -----------
        Total Expenses                                            1,083,164             1,021,638              997,366
                                                                 ----------            ----------           ----------

          Net Income                                              $ 857,944             $ 665,100            $ 513,436
                                                                  =========             =========            =========



Net Income Allocable to General Partners                            $ 8,579               $ 6,651              $ 5,134
                                                                    =======               =======              =======

Net Income Allocable to Limited Partners                          $ 849,365             $ 658,449            $ 508,302
                                                                  =========             =========            =========

Net Income Per Partnership Unit (Note 1)                           $ 84.94               $ 65.84               $ 50.83
                                                                   =======               =======               =======

Distributions to Limited Partners
   Per Partnership Unit (Note 1)                                   $ 76.25               $ 59.30               $ 54.60
                                                                   =======               =======               =======




                                       F-3
    The accompanying notes are an integral part of these financial statements




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                         STATEMENTS OF PARTNERS' EQUITY


                                                                                 Years Ended September 30:
                                                                   1997                  1996                  1995
                                                                ----------            ----------            -------


General Partners:
   Balance at beginning of year                                $  (10,707)         $    (17,358)          $   (22,492)
   Net income                                                       8,579                 6,651                 5,134
                                                             ------------          ------------          ------------
        Balance at End of Year                                     (2,128)              (10,707)              (17,358)
                                                              ------------           ----------           -----------


Limited Partners:
   Balance at beginning of year                                 2,740,835             2,675,386             2,713,084
   Net income                                                     849,365               658,449               508,302
   Distributions to Limited Partners                             (762,500)             (593,000)             (546,000)
                                                              -----------           -----------           -----------
        Balance at End of Year                                  2,827,700             2,740,835             2,675,386
                                                               ----------            ----------            ----------


        Total Partners' Equity                                 $2,825,572            $2,730,128            $2,658,028
                                                               ==========            ==========            ==========



                                       F-4
    The accompanying notes are an integral part of these financial statements




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                            STATEMENTS OF CASH FLOWS


                                                                              Years Ended September 30:
                                                                  1997                   1996                 1995
                                                              ------------          ------------          --------

Cash Flows From Operating Activities:
   Received from motel operations                              $1,874,958            $1,658,578            $1,492,593
   Expended for motel operations and
    general and administrative expenses                          (972,367)             (917,820)             (877,067)
   Interest received                                               33,423                28,940                20,953
                                                              -----------           -----------            ----------
        Net Cash Provided by Operating Activities                 936,014               769,698               636,479
                                                              -----------           -----------            ----------


Cash Flows From Investing Activities:
   Purchases of property and equipment                            (32,756)              (33,120)              (60,317)
   Proceeds from sale of equipment                                    500                  -                    1,250
                                                             ------------        --------------            ----------
        Net Cash Used by Investing Activities                     (32,256)              (33,120)              (59,067)
                                                              -----------           -----------            ----------


Cash Flows From Financing Activities:
   Distributions paid to limited partners                        (762,500)             (593,000)             (546,000)
                                                              -----------           -----------             ---------
        Net Cash Used by Financing Activities                    (762,500)             (593,000)             (546,000)
                                                               -----------          -----------             ---------

        Net Increase in Cash and Temporary
          Investments                                             141,258               143,578                31,412

Cash and Temporary Investments:
   Beginning of year                                              938,477               794,899               763,487
                                                              -----------           -----------           -----------

        End of Year                                            $1,079,735            $  938,477            $  794,899
                                                               ==========            ==========            ==========



                                       F-5
    The accompanying notes are an integral part of these financial statements




                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                      STATEMENTS OF CASH FLOWS (Continued)


                                                                               Years Ended September 30:
                                                                   1997                   1996                  1995
                                                                ----------             ---------             -------

Reconciliation of Net Income to Net Cash
  Provided by Operating Activities:
   Net income                                                    $857,944              $665,100              $513,436
                                                                 --------              --------              --------
   Adjustments to reconcile net income to
    net cash provided by operating activities:
        Depreciation and amortization                             113,229               114,714               109,175
        Loss (gain) on disposition of property
         and equipment                                               (500)                    -                 1,430
        (Increase) decrease in accounts receivable                (32,727)                  780                 2,745
        Increase in prepaid expenses                                 (674)                 (855)                 (475)
        Increase in other assets                                  (15,834)              (10,044)               (5,006)
        Increase (decrease) in accounts payable
         and accrued liabilities                                   10,800                (2,996)               15,174
        Increase in due to related parties                          3,776                 2,999                     -
                                                                ---------             ---------              --------

          Total Adjustments                                        78,070               104,598               123,043
                                                                ---------              --------              --------

          Net Cash Provided by
           Operating Activities                                  $936,014              $769,698              $636,479
                                                                 ========              ========              ========




                                       F-6
    The accompanying notes are an integral part of these financial statements

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                          NOTES TO FINANCIAL STATEMENTS


NOTE 1 - THE PARTNERSHIP

Super 8 Economy Lodging IV, Ltd., is a limited partnership organized under California law on February 5, 1982, to acquire and operate motel properties in Pleasanton and Santa Ana, California. The Pleasanton motel was opened in
October, 1983, and the Santa Ana motel was opened in February, 1985. The Partnership grants credit to customers, substantially all of which are local businesses in Pleasanton. The Santa Ana property was sold in April, 1992.

The Managing General Partner of the Partnership is Grotewohl Management Services, Inc., the sole shareholder and officer of which is Philip B. Grotewohl. The Associate General Partner of the Partnership is Robert J. Dana.

The net income or net loss of the Partnership is allocated 1% to the General Partners and 99% to the Limited Partners. Net income (loss) and distributions per partnership unit are based upon 10,000 units outstanding. All partnership units are owned by the Limited Partners.

The Partnership agreement requires that the Partnership maintain reserves for normal repairs, replacements, working capital and contingencies in an amount of at least 5% of adjusted capital contributions. As of September 30, 1997, the Partnership had a combined balance in cash and temporary investments of $1,079,735, which was $624,735 in excess of the $455,000 required amount.


NOTE 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Items of Partnership income are passed through to the individual partners for income tax purposes, along with any income tax credits. Therefore, no federal or California income taxes are provided for in the financial statements of the Partnership, except for a deposit of federal income taxes which is required of partnerships with fiscal year ends other than a calendar year. The amount of the deposit is based upon the taxable income of the partnership in the prior year.

Property and equipment are recorded at cost. Depreciation and amortization are computed using the following estimated useful lives and methods:


            Description                     Methods               Useful Lives
            -----------                     -------               ------------
     Buildings                    150% declining balance
                                  and straight-line                10-25 years

     Furniture and equipment      200% and 150% declining
                                  balance and straight-line          3-7 years


Costs incurred in connection with maintenance and repair are charged to expense. Major renewals and betterments that materially prolong the life of assets are capitalized.

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures. Accordingly, actual results could differ from those estimates.

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 3 - CASH AND TEMPORARY INVESTMENTS

Cash and temporary investments as of September 30, 1997 and 1996 consist of the following:

                                                      1997              1996
                                                  -----------       ---------
      Cash in bank, non-interest bearing            $  74,738       $  26,184
      Money market accounts                           704,997         512,293
      Certificates of deposit                         300,000         400,000
                                                  -----------        --------

        Total Cash and Temporary Investments       $1,079,735        $938,477
                                                   ==========        ========

Temporary investments are recorded at cost, which approximates market value. The Partnership considers temporary investments and all highly liquid marketable securities with original maturities of six months or less to be cash equivalents for purposes of the statement of cash flows.


NOTE 4 - RELATED PARTY TRANSACTIONS

Franchise Fees
Super 8 Motels, Inc., now a wholly-owned subsidiary of Hospitality Franchise Systems, Inc., is franchisor of all Super 8 Motels. The Partnership pays to the franchisor monthly fees equal to 4% of the gross room revenues of the motel and contributes an additional 1% of the gross room revenues to an advertising fund administered by the franchisor. In return, the franchisor provides the right to use the name "Super 8," a national institutional advertising program, an advance room reservation system, and inspection services. These costs ($93,014 in 1997, $80,691 in 1996 and $72,424 in 1995) are included in motel operations expense in the accompanying statements of operations. The Partnership operates its motel property as a franchisee of Super 8 Motels, Inc. through a sub-franchise agreement with Brown & Grotewohl, a California general partnership, of which Grotewohl Management Services, Inc., (see Note 1) is a 50% owner. Under the sub-franchise agreement, Brown & Grotewohl earned 40% of the above franchise fees, which amounted to $37,206, $32,276 and $28,970 in 1997, 1996 and 1995,
respectively.

Property Management Fees
The General Partner, or its affiliates, handles the management of the motel property of the Partnership. The fee for this service is 5% of the gross revenues from Partnership operations as defined in the Partnership agreement,
and  amounted  to  $95,146,   $82,893  and  $74,416  in  1997,  1996  and  1995,
respectively.

Subordinated Partnership Management Fees
During the Partnership's operational stage, the General Partners are to receive 9% of cash available for distribution for Partnership management services, along with an additional 1% of cash available for distribution on account of their interest in the profit and losses, subordinated, however, to receipt by the Limited Partners of a 10% per annum cumulative pre-tax return on their adjusted capital contributions. At September 30, 1997 the Limited Partners had not received the 10% cumulative return, and as no Partnership management fees are presently payable they are not reflected in these financial statements. Management believes it is not likely that these fees will become payable in the future. This fee is payable only from cash funds provided from operations of the Partnership, and may not be paid from the proceeds of sales or a refinancing. As of September 30, 1997 the cumulative amount of these fees was $516,715.

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)


NOTE 4 - RELATED PARTY TRANSACTIONS (Continued)


Subordinated Incentive Distributions
Under the terms of the Partnership agreement, the General Partners are to receive 15% of distributions of net proceeds from the sale or refinancing of Partnership property remaining after distribution to the Limited Partners of any portion thereof required to cause distributions to the Limited Partners from all sources to be equal to their capital contributions plus a cumulative 10% per annum pre-tax return on their adjusted capital contributions.

Expenses Shared by the Partnership and its Affiliates
There are certain expenses which are allocated between the Partnership and affiliated Super 8 partnerships. These expenses, which are allocated based on usage, are telephone, data processing, rent of the administrative office, administrative salaries and duplication expenses. The expenses allocated to the Partnership were approximately $113,000 in 1997, $113,000 in 1996 and $110,000 in 1995 and are included in motel and restaurant operations and general and administrative expenses in the accompanying statements of operations. Included in administrative salaries are allocated amounts paid to two employees who are related to Philip B. Grotewohl, the sole shareholder of Grotewohl Management Services, Inc., a General Partner of the Partnership.


NOTE 5 - MOTEL OPERATING EXPENSES

The following table summarizes the major components of motel operating expenses for the years ended September 30, 1997, 1996 and 1995:

                                             1997           1996         1995
                                          -----------    -----------   -------

Salaries and related costs                   $322,022     $308,314     $282,994
Franchise and advertising fees                 93,015       80,691       72,424
Utilities                                      68,243       66,664       70,349
Allocated costs, mainly indirect salaries      90,713       92,355       89,327
Repairs and minor renovations                  21,457       23,158       38,047
Other operating expenses                      234,817      218,547      223,874
                                             --------     --------     --------

Total Motel Operating Expenses               $830,267     $789,729     $777,015
                                             ========     ========     ========



NOTE 6 - PROPERTY AND EQUIPMENT

The following is a summary of the accumulated depreciation of property and equipment:

                                               1997                 1996
                                          ------------         ------------
      Buildings                             $1,381,389           $1,288,266
      Furniture and equipment                  443,479              467,183
                                           -----------          -----------
           Accumulated depreciation         $1,824,868           $1,755,449
                                            ==========           ==========

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                    NOTES TO FINANCIAL STATEMENTS (Continued)

NOTE 7 - CONCENTRATION OF CREDIT RISK

The Partnership maintains its cash accounts in nine commercial banks located in California. Accounts at each bank are guaranteed by the Federal Deposit Insurance Corporation (FDIC) up to $100,000 per bank. A summary of the total insured and uninsured cash balances (not reduced by outstanding checks) as of September 30, 1997 follows:

      Total cash in all California banks                      $1,098,989
      Portion insured by FDIC                                   (800,000)
                                                                 -------
          Uninsured cash balances                              $ 298,989
                                                               =========


NOTE 8 - SUBSEQUENT EVENTS

On October 27, 1997 a complaint was filed in the United States District Court by Grotewohl Management Services, Inc. (a general partner of the Partnership) naming as defendants Everest/Madison Investors, LLC, Everest Lodging Investors, LLC, Everest Properties II, LLC, Everest Properties, Inc., W. Robert Kohorst, David I. Lesser, The Blackacre Capital Group, L.P., Blackacre Capital Management Corp., Jeffrey B. Citron, Ronald J. Kravit, and Stephen B. Enquist. The complaint pertains to tender offers directed by certain of the defendants to limited partners of the Partnerships, and to indications of interest made by certain of the defendants in purchasing the property of the Partnership. The complaint alleges that the defendants violated certain provisions of the Security and Exchange Act of 1934 and seeks injunctive and declarative relief. Defendants have yet to respond to the complaint.

On October 28, 1997 a complaint was filed in the Superior Court of the State of California, Sacramento County by Everest Lodging Investors, LLC and Everest/Madison Investors, LLC as plaintiffs against Philip B. Grotewohl, Grotewohl Management Services, Inc., Kenneth M. Sanders, Robert J. Dana, Borel Associates, and BWC Incorporated, as defendants, and the Partnership, along with four other partnerships of which have common general partners, as nominal defendants. The complaint pertains to the receipt by the defendants of franchise fees and reimbursement of expenses, the indications of interest made by the plaintiffs in purchasing the properties of the nominal defendants, and the alleged refusal of the defendants to provide information required by the terms of the Partnership's partnership agreement and California law. The complaint requests the follow relief: a declaration that the action is a proper derivative action; an order requiring the defendants to discharge their fiduciary duties to the Partnerships and to enjoin them from breaching their fiduciary duties; return of certain profits; appointment of a receiver; and an award for damages in an amount to be determined. The defendants and nominal defendants have recently been served and are formulating their response to the complaint.


                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                                  Balance Sheet
                      March 31, 1998 and December 31, 1997
                                                                       3/31/98                9/30/97
                                                                 -------------------   --------------------
                                             ASSETS
Current Assets:
   Cash and temporary investments                         $            926,680              1,079,735
   Accounts receivable                                                  50,138                 54,290
   Prepaid expenses                                                        671                 13,463
                                                            -------------------   --------------------
    Total current assets                                               977,489              1,147,488
                                                            -------------------   --------------------

Property and Equipment:
   Land                                                                799,311                799,311
   Buildings                                                         2,246,419              2,246,419
   Furniture and equipment                                             524,641                519,267
                                                            -------------------   --------------------
                                                                     3,570,371              3,564,997
   Accumulated depreciation                                         (1,876,693)            (1,824,868)
                                                            -------------------   --------------------

    Property and equipment, net                                      1,693,678              1,740,129
                                                            -------------------   --------------------

Other Assets:                                                           63,975                 63,975
                                                            -------------------   --------------------

    Total Assets                                          $          2,735,142              2,951,592
                                                            ===================   ====================

                        LIABILITIES AND PARTNERS' EQUITY
Current Liabilities:
    Accounts payable and accrued liabilities              $            220,879                126,020
                                                           -------------------   --------------------
    Total current liabilities                                          220,879                126,020
                                                           -------------------   --------------------

    Total liabilities                                                  220,879                126,020
                                                           -------------------   --------------------

Contingent Liabilities (See Note 1)

Partners' Equity:
   General Partners                                                       (241)                (2,128)
   Limited Partners                                                  2,514,504              2,827,700
                                                           -------------------   --------------------
    Total partners' equity                                           2,514,263              2,825,572
                                                           -------------------   --------------------

Total Liabilities and Partners' Equity                    $          2,735,142              2,951,592
                                                           ===================   ====================

                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.


                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                             Statement of Operations
        For the Three Months and Six Months Ended March 31, 1998 and 1997

                                                           Three                Six                 Three                Six
                                                          Months               Months              Months               Months
                                                           Ended               Ended                Ended               Ended
                                                          3/31/98             3/31/98              3/31/97             3/31/97
                                                     ------------------   -----------------   ------------------   -----------------

Income:
    Guest room                                     $           418,430             848,465              415,746             842,962
    Telephone and vending                                        7,456              17,060                9,633              22,687
    Interest                                                     8,403              18,760                8,471              17,641
    Other                                                          151                 220                  237                 533
                                                     ------------------   -----------------   ------------------   -----------------
     Total Income                                              434,440             884,505              434,087             883,823
                                                     ------------------   -----------------   ------------------   -----------------

Expenses:
    Motel operating expenses (Note 2)                          206,742             421,702              184,850             391,000
    General and administrative                                 143,248             176,120                7,136              34,614
    Depreciation and amortization                               27,355              54,710               28,604              56,642
    Property management fees                                    21,306              43,282               21,302              43,307
                                                     ------------------   -----------------   ------------------   -----------------
     Total Expenses                                            398,651             695,814              241,892             525,563
                                                     ------------------   -----------------   ------------------   -----------------

    Net Income (Loss)                              $            35,789             188,691              192,195             358,260
                                                     ==================   =================   ==================   =================

Net Income (Loss) Allocable
 to General Partners                                              $358              $1,887               $1,922              $3,583
                                                     ==================   =================   ==================   =================

Net Income (Loss) Allocable
 to Limited Partners                                           $35,431            $186,804             $190,273            $354,677
                                                     ==================   =================   ==================   =================

Net Income (Loss)
 per Partnership Unit                                            $3.54              $18.68               $19.03              $35.47
                                                     ==================   =================   ==================   =================

Distribution to Limited Partners
 per Partnership Unit                                           $25.00              $50.00               $18.75              $37.50
                                                     ==================   =================   ==================   =================

                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                          Statement of Partners' Equity
                For the Six Months Ended March 31, 1998 and 1997

                                           3/31/98                3/31/97
                                       -----------------   --------------------
General Partners:
  Balance, beginning of year        $            (2,128)  $            (10,707)
    Net income (loss)                             1,887                  3,583
                                     -------------------   --------------------
      Balance, End of period                       (241)                (7,124)
                                     -------------------   --------------------


Limited Partners:
  Balance, beginning of year                   2,827,700              2,740,835
    Net income (loss)                            186,804                354,677
    Distributions to Limited Partners           (500,000)              (375,000)
                                       ------------------   --------------------
      Balance, End of Period                   2,514,504              2,720,512
                                       ------------------   --------------------

      Total Partners' Equity        $          2,514,263  $           2,713,388
                                      ===================   ====================


                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.


                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                             Statement of Cash Flows
                For the Six Months Ended March 31, 1998 and 1997
                                                                                         3/31/98                3/31/97
                                                                                    -------------------   --------------------
Cash Flows from Operating Activities:
   Received from motel revenues                                                   $            868,510  $             865,505
   Expended for motel operations and
     general and administrative expenses                                                     (532,590)              (479,084)
   Interest received                                                                            20,147                 14,977
                                                                                    -------------------   --------------------
      Net Cash Provided (Used) by Operating Activities                                         356,067                401,398
                                                                                    -------------------   --------------------

Cash Flows from Investing Activities:
   Purchases of property and equipment                                                         (9,122)               (18,607)
   Proceeds from sale of land                                                                      -                      500
                                                                                    -------------------   --------------------
      Net Cash Provided (Used) by Investing Activities                                         (9,122)               (18,107)
                                                                                    -------------------   --------------------

Cash Flows from Financing Activities:
   Distributions to limited partners                                                         (500,000)              (375,000)
                                                                                    -------------------   --------------------
      Net Cash Provided (Used) by Financing Activities                                       (500,000)              (375,000)
                                                                                    -------------------   --------------------

       Net Increase (Decrease) in Cash and Temporary Investments                             (153,055)                  8,291

Cash and Temporary Investments:
       Beginning of period                                                                   1,079,735                938,477
                                                                                    -------------------   --------------------

       End of period                                                              $            926,680  $             946,768
                                                                                    ===================   ====================
Reconciliation of Net Income (Loss) to Net Cash Provided (Used) by Operating Activities:

   Net Income (Loss)                                                              $            188,691  $             358,260
                                                                                    -------------------   --------------------
     Adjustments  to  reconcile  net  income  to  net  cash  used  by  operating activities:
        Depreciation and amortization                                                           54,710                 56,642
        (Gain) loss on disposition of property and equipment                                       863                  (500)
        (Increase) decrease in accounts receivable                                               4,152                (3,341)
        (Increase) decrease in prepaid expenses                                                 12,792                 11,176
        (Increase) decrease in other assets                                                          -                (15,834)
        Increase (decrease) in accounts payable                                                 94,859                (5,005)
                                                                                     -------------------   --------------------
           Total Adjustments                                                                   167,376                 43,138

          Net Cash Provided (Used) by Operating Activities                        $            356,067  $             401,398
                                                                                     ===================   ====================


                                    UNAUDITED
    The accompanying notes are an integral part of the financial statements.

                        SUPER 8 ECONOMY LODGING IV, LTD.
                       (A California Limited Partnership)
                          Notes to Financial Statements
                                 March 31, 1998
Note 1:

The attached interim financial statements include all adjustments (consisting of only normal recurring adjustments) which are, in the opinion of management, necessary to a fair statement of the results for the period presented.

Users of these interim financial statements should refer to the audited financial statements for the year ended September 30, 1997 for a complete disclosure of significant accounting policies and practices and other detail necessary for a fair presentation of the financial statements.

In accordance with the partnership agreement, the following information is presented related to fees paid to the General Partners or affiliates for the period.

Property Management Fees                                  $43,282
Franchise Fees                                            $16,982

Partnership  management  fees  and  subordinated  incentive   distributions  are
contingent in nature and none have been accrued or paid during the current period.

Note 2:

The following table summarizes the major components of motel operating expenses for the following periods:

                                        Three Months           Six Months           Three Months           Six Months
                                           Ended                 Ended                 Ended                  Ended
                                          3/31/98               3/31/98               3/31/97                3/31/97
                                     -------------------   -------------------   -------------------   --------------------

Salaries and related costs         $             86,997  $            176,393  $             74,954  $             151,156
Franchise and advertising fees                   20,925                42,454                20,809                 42,197
Utilities                                        13,154                30,322                14,760                 31,012
Allocated costs,
 mainly indirect salaries                        24,881                51,718                22,055                 46,602
Replacements and renovations                      2,754                 4,650                 2,614                  8,265
Other operating expenses                         58,031               116,165                49,658                111,768
                                     -------------------   -------------------   -------------------   --------------------

Total motel operating expenses     $            206,742  $            421,702  $            184,850  $             391,000
                                     ===================   ===================   ===================   ====================

The following additional material contingencies are required to be stated in the interim reports under federal securities law: None.

                                                                  APPENDIX 1


                                                     REVISED PRELIMINARY COPY


                        SUPER 8 ECONOMY LODGING IV, LTD.,
                        a California limited partnership

                             _____________________


                  Notice of Proposed Action By Written Consent


TO THE LIMITED PARTNERS OF
SUPER 8 ECONOMY LODGING IV, LTD.:

The Limited Partners of SUPER 8 ECONOMY LODGING IV, LTD. , a California limited partnership, (the "Partnership"), are being asked by the Partnership and the Managing General Partner to consider and approve by written consent the proposed sale of substantially all of the Partnership's assets.

The Limited Partners of the Partnership are entitled to vote on the proposal by completing, executing and returning to the Partnership the enclosed form of Action by Written Consent of Limited Partners.


PLEASE FILL IN, DATE AND SIGN THE ENCLOSED POSTPAID CONSENT CARD AND RETURN IT PROMPTLY. ONLY CONSENTS RECEIVED ON OR BEFORE AUGUST___, 1998 (UNLESS EXTENDED BY THE MANAGING GENERAL PARTNER PURSUANT TO NOTICE MAILED TO THE LIMITED PARTNERS) WILL BE COUNTED TO DETERMINE WHETHER THE PROPOSAL IS APPROVED.



July ___, 1998


Grotewohl Management Services, Inc.,
a California corporation,
Managing General Partner

                                                                 APPENDIX 2

                                                  REVISED PRELIMINARY COPY


                  ACTION BY WRITTEN CONSENT OF LIMITED PARTNERS

                        SUPER 8 ECONOMY LODGING IV, LTD.,
                        a California limited partnership
                                  2030 J Street
                          Sacramento, California 95814
                                 (916) 442-9183

THIS CONSENT IS SOLICITED ON BEHALF OF THE PARTNERSHIP AND THE MANAGING GENERAL PARTNER.

The undersigned votes all the units of limited partnership interest of Super 8 Economy Lodging IV, Ltd., a California limited partnership of record by him, her or it as follows:

   PROPOSAL TO APPROVE THE SALE OF SUBSTANTIALLY ALL OF THE PARTNERSHIP'S ASSETS, as described in the Information Statement dated July ___, 1998. Please mark one of the following:

            FOR [  ]           AGAINST [  ]           ABSTAIN [  ]

This Consent, when properly executed and returned to the Partnership, will be voted in the manner directed herein by the undersigned limited partner.

IF NO DIRECTION IS MADE, THIS CONSENT, IF SO EXECUTED AND RETURNED, WILL BE VOTED FOR THE PROPOSAL SET FORTH ABOVE.

Please sign exactly as name appears below:    When Units are held by joint
                                              tenants, both should sign.  When
                                              signing as attorney, executor,
                                              administrator, trustee or
                                              guardian, please  give  full
                                              title as such.  If a corporation,
                                              please sign in full corporate name
                                              by president or other authorized
                                              officer.  If a partnership, please
                                              sign in partnership name by
                                              authorized person.

DATED:             , 1998                   __________________________________
                                             Signature

                                            __________________________________
                                            Additional signature, if held
                                            jointly
PLEASE MARK, SIGN, DATE AND
RETURN THIS
POSTPAID CONSENT CARD.